Exhibit 99.1
E Energy Adams announces hire of CEO / General Manager.
E Energy Adams Chairman Jack L. Alderman today announced the hiring of Sam Sacco as CEO / General Manager. Sam is originally from the Omaha area, and he and his wife Mary Elizabeth are both graduates of the University of Nebraska Omaha.
Mr. Sacco went to work for Cargill in 1973 for 13 years, and then worked for Ag Processing Inc (AGP) in Nebraska for another seven years; Mr. Sacco helped AGP form their grain division, and was responsible for originating grain from Midwestern Co-ops to the west coast for domestic feed use, as well as to companies taking the corn into Mexico. During his years in Nebraska with AGP, Mr. Sacco gained an in-depth knowledge of Nebraska agriculture and grain procurement, as well as a solid understanding of the logistics involved in moving tremendous amounts of grain. Mr. Sacco then moved to Brownville, Texas, where he mapped out and managed grain operation that moved 100 car corn trains from the Midwest to Mexico for a company called South Texas Grain. Most recently, Mr. Sacco worked for Quality Technology International in Wisconsin where he was Vice President of Logistics division. During his time there, Mr. Sacco gained a great deal of experience in new technologies in ethanol production, and plans to bring that experience to work with him at E Energy Adams.
Mr. Sacco has an 18 year old son graduating in May who is accepted at both UNL and UNO, and is applying to UNK. Sam and wife Mary Elizabeth both have extended family in Nebraska. “For us, this was an opportunity to come home.” says Mr. Sacco.
As stated by Alderman: “We are very pleased with the addition of Sam to our team. His experience in agriculture, grain procurement, logistics, and in ethanol production technology made him an ideal CEO / General Manager for E Energy Adams. Less than two years ago we started with a dream of building a locally owned and operated ethanol plant. Today, as we see concrete and buildings going in, it is now time to put together our permanent operations team. Sam as our CEO and General Manager will begin that next step. The board of directors and I look forward to working with Sam as we continue to look to the future.”
When asked what his first steps as CEO would be, Mr. Sacco said: “The first step is to put in place our Local Grain Merchandiser, and we are lucky to have several qualified candidates in the area. After that person is on board, we will begin the process of setting up local informational meetings with corn-producers in an effort to develop working relationships with them. We also plan to meet with local co-ops and grain elevators individually to assure them that we will also need their assistance in supplying the 20 million bushels needed annually to operate our plant.”